Exhibit 10.1

Execution Version

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

March 1, 2018

Microchip Technology Incorporated

Credit Facilities

Commitment Letter

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, Arizona 85224-6199

Attention: Steve Sanghi, Chief Executive Officer and Chairman of the Board, J. Eric Bjornholt, Vice President and Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower” or “you”) have informed JPMorgan Chase Bank, N.A. (“JPMCB”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to them in the Annexes and Exhibits to this Commitment Letter). JPMCB in any of its capacities hereunder, together with any financial institutions appointed as Additional Agents (as defined below) for the Credit Facilities, is referred to herein as “we”, “us” or the “Commitment Parties”.

JPMCB is pleased to advise you of its commitment to provide (a) the Term Loan Facility in an aggregate principal amount of up to $5,000 million, upon and subject to the terms and conditions set forth or referred to in this Commitment Letter and in the summary of terms and conditions for such Term Loan Facility attached as Exhibit A (the “Senior Credit Facilities Term Sheet”) and (b) the Free Cash Flow Bridge Facility in an aggregate principal amount of up to $625 million, upon and subject to the terms and conditions set forth or referred to in this Commitment Letter and in the summary of terms and conditions attached as Exhibit B (the “Free Cash Flow Bridge Facility Term Sheet” and together with the Senior Credit Facilities Term Sheet, the “Term Sheets”). JPMCB is also pleased to advise you that (a) it is willing to act as lead arranger and bookrunner for each of the Credit Facilities, (b) in its capacity as an Existing Lender, it is willing to consent to the amendments to the Existing Credit Agreement set forth in the summary of amendments on Annex B hereto (the “Backstopped Revolver Amendments”) and the additional amendments to the Existing Credit Agreement that may be requested by the Borrower pursuant to the amendment provisions of the Existing Credit Agreement and which are set forth in the summary of amendments on Annex C hereto (the “Additional Amendments”), and (c) it will use its commercially reasonable efforts to solicit the Required Approvals in connection with the Backstopped Revolver Amendments. In the event that, notwithstanding such efforts, one or more Existing Lenders, whose consent is required for the Backstopped Revolver Amendments to become effective, are not willing to approve the Backstopped Revolver Amendments (each, a “Non-Consenting Lender”), JPMCB is pleased to advise you of its commitment to provide the Backstop Revolving Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and which shall have the same terms as the Existing Credit Agreement after giving effect to the Backstopped Revolver Amendments (subject to the “flex” provisions of the Arranger Fee Letter (as defined below)).

It is agreed that, (x) if the Backstop Revolving Facility is provided, the Term Loan Facility and the Backstop Revolving Facility shall be documented in a single credit agreement and related loan documentation and (y) if the Required Approvals are obtained and the Backstopped Revolver Amendments and the Additional Amendments are approved by the Existing Lenders and, to the extent required by the Existing Credit Agreement, if so agreed by the required Existing Lenders, the amended Existing Credit Agreement and the Term Loan Facility may be documented in a single credit agreement (including by documenting the Term Loan Facility as an “Incremental Term Loan” or as separate tranche of term loans established pursuant to the terms of the Existing Credit Agreement, as amended) or as separate credit agreements and related loan documentation, as agreed between the Lead Arrangers and the Borrower. It is also agreed that JPMCB may, in lieu of the Backstop Revolving Facility, offer to acquire (and, if such offer is accepted, to acquire) by assignment at par and pursuant to customary documentation, sufficient commitments and/or loans of Non-Consenting Lenders necessary to cause the Backstopped Revolver Amendments and/or Additional Amendments to become effective on or prior to the Closing Date (any such commitments and/or loans so acquired by assignment, the “Acquired Facilities”).

1. Titles and Roles

You hereby appoint (a) JPMCB to act, and JPMCB hereby agrees to act, as lead arranger and bookrunner for the Senior Credit Facilities (in such capacity, the “Senior Credit Facilities Lead Arranger”), (b) JPMCB to act, and JPMCB hereby agrees to act, as lead arranger and bookrunner for the Free Cash Flow Bridge Facility (in such capacity, the “Bridge Facility Lead Arranger”) and (c) JPMCB to act, and JPMCB hereby agrees to act, as lead arranger and bookrunner for the Backstopped Revolver Amendments and the Additional Amendments (in such capacity, the “Amendment Lead Arranger”). You hereby also appoint JPMCB to act, and JPMCB hereby agrees to act, as lead arranger and bookrunner for any additional term loan facility in lieu or in addition to the Term Loan Facility having the terms to be separately agreed between you and us (the “Additional Term Facilities”), in each case in connection with the Transactions (in such capacity, the “Additional Facilities Lead Arranger” and, together with the Senior Credit Facilities Lead Arranger, the Bridge Facility Lead Arranger, the Amendment Lead Arranger and any Additional Agent (as defined below) acting as joint lead arranger or bookrunner for the relevant credit facility, the “Lead Arrangers); provided that the Borrower agrees that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is also agreed that JPMCB will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for each Credit Facility.

In its capacity as Amendment Lead Arranger, JPMCB agrees to use its commercially reasonable efforts to solicit the Required Approvals in connection with the Backstopped Revolver Amendments and to solicit the required approvals from the Existing Lenders in connection with the Additional Amendments, it being understood that the Amendment Lead Arranger shall endeavor to obtain the Required Approvals expeditiously after the date hereof. You acknowledge that, except for the agreement set forth herein for such Commitment Party to provide its consent to such amendments in its capacity as an Existing Lender, this Commitment Letter is neither an expressed nor an implied commitment by any Commitment Party, the Amendment Lead Arranger or Additional Facilities Lead Arranger or any of its affiliates to obtain the Backstopped Revolver Amendments, the Additional Amendments or to provide any commitment with respect to any Additional Term Facilities.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letters referred to below) will be paid in connection with the Credit Facilities or the Amendment unless you and we shall so agree; provided, however, that, within 21 days after the date hereof (or such later date as the Commitment Parties may agree), you may appoint (x) up to 4 financial institutions reasonably satisfactory to JPMCB to act as joint lead arrangers and bookrunners for the Term Loan Facility and the Free Cash Flow Bridge Facility and (y) up to an additional 10 financial institutions reasonably satisfactory to JPMCB to act as agents, co-agents, documentation agents, syndication agents or such other titles as may be agreed other than joint lead arrangers or bookrunners (collectively, the “Additional Agents”). Such Additional Agents shall be appointed in a manner and with economics determined by you in consultation with us (it being understood that, to the extent you appoint any Additional Agents in respect of such Credit Facilities, such financial institution or one or more of its affiliates shall commit to providing a percentage of the aggregate principal amount of each such Credit Facility at least commensurate with the economics awarded to such financial institution or its affiliates, as applicable, and the commitment and economics of the Commitment Parties hereunder and under the Arranger Fee Letter in respect of each such Credit Facility will be proportionately reduced by the amount of the commitments and economics of such appointed entity or its affiliates, as applicable, with respect to such Credit Facility upon the execution by such financial institution or such affiliate, as applicable, of customary joinder documentation acceptable to you, and such Additional Agents shall assume the obligations of the “Commitment Parties” and, if applicable, the “Lead Arrangers” hereunder with respect to such Credit Facilities on terms reasonably acceptable to the Commitment Parties and you and, thereafter, each such Additional Agent shall constitute a “Commitment Party” and, if applicable, a “Lead Arranger” under this Commitment Letter and under the Arranger Fee Letter; provided further, however, that (x) in no event will JPMCB’s commitment and economics in respect of the Term Loan Facility be less than 40% of the aggregate principal amount and economics of the Term Loan Facility, (y) in no event will JPMCB’s commitment and economics in respect of the Free Cash Flow Bridge Facility be less than 66.6% of the aggregate principal amount and economics of the Free Cash Flow Bridge Facility, and (y) no additional lead arrangers or bookrunners may be appointed for the Backstop Revolving Facility. It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Credit Facilities and the Amendment, JPMCB shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.

2. Syndication

The Lead Arrangers intend to syndicate the Credit Facilities to a group of financial institutions (together with JPMCB, the “Lenders”) identified by the Lead Arrangers in consultation with you. The Lead Arrangers intend to commence syndication and solicitation efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist the Lead Arrangers in completing a syndication and solicitation reasonably satisfactory to them and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication and solicitation efforts benefit materially from your existing lending relationships and, to the extent practical and reasonable and in all instances not in contravention of the terms of the Purchase Agreement, those of the Target, (b) direct contact between senior management and certain advisors of the Borrower, on the one hand, and the proposed Lenders and Existing Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and reasonable in all instances and not in contravention of the terms of the Purchase Agreement, for the senior management and advisors of the Target to participate in such contact to the extent consistent with the Purchase Agreement), (c) the hosting, with the Lead Arrangers, of a reasonable number of meetings and/or conference calls of prospective Lenders and Existing Lenders at times and locations to be mutually agreed upon (and using your commercially reasonable efforts to arrange, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement) for the officers of the Target to be available for such meetings or calls), (d) your preparing and providing to the Commitment Parties (and using commercially reasonable efforts to cause, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement, the Target to prepare and provide) all customary information with respect to you and your subsidiaries and the Target and its subsidiaries and the Acquisition, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Credit Facilities and the solicitation of the Required Approvals and such additional required approvals with respect to the Additional Amendments and your assistance (and using your commercially reasonable efforts to cause, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement, the Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), and (e) your ensuring that there is no competing offering, placement, arrangement or syndication of any bank financing (other than the Credit Facilities, the Backstopped Revolver Amendments, the Additional Amendments or the Additional Term Facilities and up to $25.0 million of bank financing obtained by subsidiaries of the Borrower) or announcement thereof by or on behalf of you or, after using your commercially reasonable efforts, to the extent practical and reasonable in all instances subject to, and not in contravention of, the terms of the Purchase Agreement, the Target and its subsidiaries (it being understood that any indebtedness of the Target permitted to be incurred or outstanding under the Purchase Agreement shall be permitted). Upon the request of the Lead Arrangers, you will use your commercially reasonable efforts to cause, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement, the Target to furnish, for no fee, to the Commitment Parties an electronic version of the Target’s trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities. Without limiting your obligations to assist with syndication and solicitation efforts as set forth in this paragraph and the following paragraph, we agree that we will not be released, relieved or novated from our commitment hereunder in connection with any syndication, assignment or participation to any Lender unless (a) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender is an Additional Agent (or the lending affiliate of such Additional Agent) and has entered into an amendment or joinder acceptable to you with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (b) such Lender shall have entered into the applicable definitive financing documentation with respect to the Credit Facilities and funded the portion of the Credit Facilities required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of any ratings nor the compliance with any of the other provisions set forth in clauses (a) through (e) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date. For the avoidance of doubt, the Borrower will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any obligation of confidentiality binding on the Borrower or any of its subsidiaries; provided that in the event that the Borrower does not provide information in reliance on this sentence, the Borrower shall provide notice to the Lead Arrangers that such information is being withheld and shall use its commercially reasonable efforts to obtain a waiver to such confidentiality obligation and communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Credit Facilities and the solicitation of the Required Approvals and the additional required approvals related to the Additional Amendments, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders (it being understood and agreed that such allocations shall be reasonably acceptable to the Borrower and the Commitment Parties). In acting as the Lead Arrangers, each Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein, and shall in no event be subject to any fiduciary or other implied duties, and in acting as a Lead Arranger or in any other capacity, no Commitment Party will be subject to any fiduciary or other implied duties and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

3. Information

At the request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your subsidiaries, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws. Such Public Versions, together with any other information prepared by you or the Target or your or its subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders (“Public Side Lenders”) who have advised us that they do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Target, the Borrower, their respective affiliates and any of their respective securities (“MNPI”). You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, in addition to Public Information and unless you promptly notify us otherwise (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), (a) drafts and final definitive documentation with respect to the Credit Facilities (including the Amendment), (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. If you advise us in (including by email) within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Side Lenders, then Public Side Lenders will not receive such materials without your prior written consent. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (c) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Parties.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver (and you shall use commercially reasonable efforts to cause the Target, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement, to execute and deliver) to us customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

You hereby represent and covenant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written Information Materials (other than the Projections and information of a general economic or industry specific nature) that have been or will be made available to the Commitments Parties by you or any of your representatives (after giving effect to all supplements and updates thereto made prior to the Closing Date) is or will be, in each case taken as a whole and together with the Borrower’s and Target’s filings with the Securities and Exchange Commission, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial statements and other forward-looking information (the “Projections”) that have been or will be made available to the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared (it being understood that Projections are not to be viewed as facts and that actual results may differ materially from projected results). You agree that if at any time prior to the execution of definitive financing documentation with respect to the Credit Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information Materials and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information Materials and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to, to the extent practical and reasonable and in all circumstances not in contravention of the terms of the Purchase Agreement) promptly supplement, or cause to be supplemented, the Information Materials and Projections so that (with respect to Information Materials and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all material respects at such time. You understand that in arranging and syndicating the Credit Facilities and the solicitation of the Required Approvals, the Lead Arrangers may use and rely on the Information and Projections without independent verification thereof.    Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, none of the making of the representation in this Section 3, the provision of any supplement to any Information Materials or Projections, nor the accuracy of any such representation in this Section 3 or supplement shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

4. Fees

As consideration for the commitments and agreements, as applicable, of the Commitment Parties hereunder, you agree to pay the nonrefundable fees set forth in Annex A-I to the Senior Credit Facilities Term Sheet, the Free Cash Flow Bridge Facility Term Sheet, the Arranger Fee Letter to you from the Lead Arrangers dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter to you from the Administrative Agent dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter” and, together with the “Arranger Fee Letter, the “Fee Letters”).

5. Conditions

Notwithstanding anything in this Commitment Letter or the Fee Letters or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to you and your subsidiaries or the Target and its subsidiaries and your or their respective businesses or otherwise the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or an affiliate thereof) has the right to terminate its (and/or its affiliate’s) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the definitive financing documentation with respect to the Credit Facilities shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the applicable conditions set forth in the Senior Credit Facilities Term Sheet under the heading “CERTAIN CONDITIONS–Initial Conditions”, in the Free Cash Flow Bridge Facility Term Sheet under the heading “CERTAIN CONDITIONS–Conditions” and in Exhibit C are satisfied or waived by the Lead Arrangers (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”), or (ii) in capital stock of the Target and its material domestic subsidiaries (to the extent required by the Term Sheets) with respect to which a lien may be perfected by the delivery of a stock certificate) (provided that any such certificated equity securities of the Target and such subsidiaries of the Target will only be required to be delivered on the Closing Date to the extent received from the Target and so long as you have used your commercially reasonable efforts to obtain them on the Closing Date, in which case such certificated equity securities shall be delivered no later than 60 days after the Closing Date (or such longer period as the Administrative Agent and the Borrower you agree)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed but no later than 90 days after the Closing Date (or such longer period as the Administrative Agent and the Borrower agree). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties referred to in the Term Sheets relating to organizational existence of the Loan Parties; power and authority; due authorization, execution and delivery of, and enforceability of, the definitive financing documentation with respect to the Credit Facilities by the Loan Parties; creation, validity and perfection of liens under the security documents (subject to the limitations set forth in the preceding sentence and security interests and liens permitted under the definitive financing documentation for the Credit Facilities); no conflicts with organizational documents of the Borrower or any Loan Party as it relates to the entry into and performance by such Loan Party of the definitive financing documentation for the Credit Facilities ; use of proceeds of the Credit Facilities on the Closing Date not violating OFAC or the FCPA; Patriot Act; Federal Reserve margin regulations; and the Investment Company Act. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date are set forth in the Senior Credit Facilities Term Sheet under the heading “CERTAIN CONDITIONS–Initial Conditions”, in the Free Cash Flow Bridge Facility Term Sheet under the heading “CERTAIN CONDITIONS–Conditions” and in Exhibit C. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

6. Indemnity

You agree (a) to indemnify and hold harmless each Commitment Party, each Lead Arranger and its affiliates and their respective officers, directors, employees, advisors, affiliates and agents of such persons or any of its controlling persons or any of its affiliates, agents or representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the Amendment, the Additional Amendments, the Additional Term Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnified Person is a party thereto or whether such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable documented legal or other expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable documented expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or Related Indemnified Person, (y) material breach by such Indemnified Person or any Related Indemnified Person of its obligations hereunder pursuant to a claim made by the Borrower, or (z) any dispute or Proceeding solely among Indemnified Persons (not arising as a result of any act or omission of the Borrower or any of its subsidiaries), and (b) to reimburse the Commitment Parties and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, electronic distribution, travel expenses, and fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities, the Amendment, the Additional Amendments, the Additional Term Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Indemnified Person). None of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person or Related Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with the Credit Facilities, the Amendment, the Additional Amendments or the Additional Term Facilities or its activities related thereto; provided that the foregoing shall not limit your indemnity obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 6.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable documented legal expenses by reason of such settlement or judgment in accordance with and to the extent provided in this Section 6.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.

Each Indemnified Person shall be severally obligated to refund or return to you any and all amounts paid by you under this Section 6 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (a) any controlling person or any affiliate of such Indemnified Person, (b) the respective directors, officers, employees or agents of such Indemnified Person or any of its controlling persons or any of its affiliates and (c) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

7. Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships.

You acknowledge that each Commitment Party, each Lead Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and the Commitment Parties will not furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

You agree that each Commitment Party will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and, if applicable, its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) each Commitment Party and, if applicable, its affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to you with respect thereto, and (iii) no Commitment Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not assert any claim against any Lead Arranger based on an alleged breach of fiduciary duty by any Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.

You further acknowledge that each Commitment Party (and its affiliates) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, employees, agents, attorneys, accountants and advisors and (in the case of the Fee Letters, subject to the Fee Letters being redacted in a manner reasonably satisfactory to us) those of the Target and its subsidiaries and the Target itself who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, rule or regulation or compulsory legal process or to the extent required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof if permitted by applicable law), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and/or a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings), in any syndication, solicitation or other marketing material in connection with the Credit Facilities or the Amendment, in any prospectus or offering memorandum related to the issuance of equity securities or debt securities (whether or not equity linked) or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to potential Lenders and Existing Lenders and to any rating agency in connection with the Acquisition, the Credit Facilities and the Amendment, (e) the Term Sheets may be disclosed to any rating agency in connection with obtaining ratings for the Borrower and/or the Credit Facilities, (f) if the Lead Arrangers consent in writing to such proposed disclosure.

The Commitment Parties shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to the extent necessary to rating agencies in connection with the Credit Facilities, (b) to any Existing Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Parties shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or their affiliates (in which case (except with respect to any audit or examination conducted by bank regulatory authorities exercising examination regulatory authority) the Commitment Parties shall promptly notify you, in advance, to the extent permitted by law), (e) on a need to know basis to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and the Commitment Parties shall be responsible for such person’s compliance with this paragraph, (f) on a need to know basis to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Parties shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties, their affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Existing Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and agreement by such Existing Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

9. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party and each Lead Arranger (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and each Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letters and the documentation with respect to the Existing Credit Agreement are the only agreements that have been entered into among us with respect to the Credit Facilities and/or the Amendment and set forth the entire understanding of the parties with respect thereto.

You shall have the right to reduce the amount of the commitments under the Free Cash Flow Bridge Facility in whole or in part by written notice to Bridge Facility Lead Arranger, subject to (i) compliance with any applicable requirements in the Purchase Agreement (as in effect on the date hereof) and (ii) the reasonable satisfaction of the Bridge Facility Lead Arranger that the Company shall have sufficient liquidity on a pro forma basis immediately after giving effect to such reduction and the consummation of the Transactions.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter supersedes any and all prior versions thereof. The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York. The Borrower and each Commitment Party and each Lead Arranger irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder.

Notwithstanding the preceding paragraph, the governing law provisions of this Commitment Letter and the Fee Letters, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Purchase Agreement Representations and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Purchase Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each Commitment Party and each Lead Arranger hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include the name, address and tax identification number and other information regarding them that will allow such Commitment Party and such Lead Arranger and each of the Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party, each Lead Arranger and each of the Lenders.

The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Facilities Documentation has comparable provisions with comparable coverage.

You hereby authorize the Commitment Parties, at its sole expense, and with your prior approval, to include the Borrower’s name and logo in advertising slicks posted on our internet site, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to the Credit Facilities as it may from time to time determine in its sole discretion. Notwithstanding the foregoing, we will not publish the Borrower’s name in a newspaper or magazine without obtaining your prior written approval. The foregoing authorization shall remain in effect unless the Borrower notifies the Commitment Parties in writing that such authorization is revoked.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to JPMCB the executed counterparts hereof and of the Fee Letters (the date of your countersigning of this Commitment Letter and the Fee Letter (the “Acceptance Date”), in each case not later than 5:00 p.m., New York time, on the date that is three business days after the date hereof. The commitments and agreements, as applicable, of the Commitment Parties herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the initial borrowing under the Credit Facilities does not occur on or before the “Termination Date” (as such term in defined in the Purchase Agreement as in effect on the date hereof, and as such Termination Date may be extended pursuant to the terms of Section 8.1(d) of the Purchase Agreement as in effect on the date hereof), (ii) the Purchase Agreement is terminated without the funding of the Credit Facilities or (iii) the closing of the Acquisition occurs without the use of the Credit Facilities (such earlier date, the “Expiration Date”), then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension. Notwithstanding the foregoing, upon the obtaining of the Required Approvals and the effectiveness of the Amendment, the commitments and any other obligations of the Commitment Parties in respect of the Backstop Revolving Facility shall be terminated and have no further force or effect without any further action by the Commitment Parties or you.

JPMCB is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK,
N.A.

By:	/s/ David F. Gibbs
Name: David F. Gibbs
Title: Managing Director

Accepted and agreed to as of

the date first written above by:

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ J. Eric Bjornholt
Name: J. Eric Bjornholt
Title: Vice President and Chief Financial Officer

Annex A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Annex A shall have the meanings set forth in the Commitment Letter to which this Annex A is attached and in Exhibit A, Exhibit B or Exhibit C thereto.

Microchip Technology Incorporated (the “Company” or “Borrower,” as applicable) intends, through a newly formed subsidiary (“MergerSub”), to acquire (the “Acquisition”) a company previously identified to us by you as “Yankee” (the “Target”) through a merger transaction, pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”), dated as of March 1, 2018, among the Target, MergerSub and the Borrower. In connection therewith, it is intended that:

(a)	The Borrower will obtain a secured term loan facility in an aggregate principal amount of up to $5,000 million (the “Term Loan Facility”) having the terms described in Exhibit A;

(b)	The Borrower will either (i) amend or amend and restate the $3,122 million revolving credit facility outstanding under its existing Amended and Restated Credit Agreement dated as of June 27, 2013, as amended and restated as of February 4, 2015, and as further amended by Amendment No. 1 thereto, dated as of December 4, 2015, Amendment No. 2 thereto, dated as of February 8, 2017, and Amendment No. 3 thereto, dated as of June 16, 2017 (as so amended, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto (the “Existing Lenders”), and JPMCB, as administrative agent, to give effect to the amendments set forth in the summary of amendments on Annex B hereto (the “Backstopped Revolver Amendments”) and any such additional amendments set forth on Annex C hereto (the “Additional Amendments”) consented by the Existing Lenders (such amendment or amendment and restatement of the Existing Credit Agreement to give effect to such Backstopped Revolver Amendments and any Additional Amendments, the “Amendment”) or (ii) if the required Existing Lenders under the Existing Credit Agreement are not willing to approve the Backstopped Revolver Amendments (the “Required Approvals”), replace the revolving credit facility outstanding under the Existing Credit Agreement with a new $3,122 million revolving credit facility (the “Backstop Revolving Facility”, together with the Term Loan Facility, the “Senior Credit Facilities”), which Backstop Revolving Facility shall have the same terms as the Existing Credit Agreement after giving effect to the Backstopped Revolver Amendments, as described in Exhibit A;

(c)	To the extent necessary to fund the Acquisition, the Borrower will obtain up to a $625 million 364-day secured bridge facility having the terms set forth in Exhibit B (the “Free Cash Flow Bridge Facility”, and together with the Senior Credit Facilities, the “Credit Facilities”).

(d)	The Borrower intends to issue senior secured or unsecured notes in an aggregate principal amount of up to $3,000 million pursuant to an offering under Rule 144A and/or Regulation S under the Securities Act of 1933, as amended, with or without registration rights or pursuant to a registered public debt offering (the “Senior Notes”), the net proceeds of which shall reduce the aggregate principal amount of the Term Loan Facility. The Borrower may also issue equity securities in the form of preferred stock, mandatorily convertible securities and other hybrid equity securities or common stock or forward sale of equity (the “Equity Securities”) currently anticipated in an aggregate amount of up to $1,000 million, the net proceeds of which shall reduce the aggregate principal amount of the Term Loan Facility.

(e)	The proceeds of the Term Loan Facility, the Senior Notes, the Equity Securities and the Free Cash Flow Bridge Facility, together with cash on hand of the Borrower on the Closing Date will be applied to pay in part the cash consideration for the Acquisition, to refinance indebtedness of the Target and to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”). In the event the Required Approvals are not obtained prior to the commencement of the general syndication of the Credit Facilities with respect to the Backstopped Revolver Amendments, the proceeds of the Backstop Revolving Facility on the Closing Date will be applied to refinance amounts outstanding under the Existing Credit Agreement, refinance indebtedness of the Target, pay in part the cash consideration for the Acquisition in amount of up to $3,000 million (the “Acquisition Revolver Draw”) and to pay Transaction Costs. In the event the Required Approvals are obtained prior to the commencement of the general syndication of the Credit Facilities with respect to the Backstopped Revolver Amendments, the proceeds of the Existing Credit Agreement (after giving effect to the Amendment) on the Closing Date will be applied to fund the Acquisition Revolver Draw and to pay Transaction Costs.

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit C and the initial funding of the Credit Facilities.

Annex B

Backstopped Revolver Amendments

Capitalized terms used but not defined in this Annex B shall have the meanings set forth in the Commitment Letter to which this Annex B is attached and in Exhibit A, Exhibit B or Exhibit C thereto, or in the Existing Credit Agreement, as applicable.

•	Amendments to permit the establishment, documentation for and borrowing of the Term Loan Facility, the Free Cash Flow Bridge Facility, the Senior Notes and the Equity Securities and the granting of security interests in the Collateral in connection therewith.

•	Amend Section 6.11(a) to provide that the Total Leverage Ratio shall not be greater than 6.75 to 1.00, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date (for the avoidance of doubt, without step-up in connection with a Permitted Acquisition).

•	Amend Section 6.11(b) to provide that the Minimum Interest Coverage Ratio shall not be less than 3.25 to 1.00, and to the extent the principal amount of term loans under the Term Loan Facility is increased as a result of any increase of OID or upfront fees from the exercise of “Market Flex” under Section 3 of the Arranger Fee Letter, to provide a level of cushion at least equal to the contemplated modified Minimum Interest Coverage Ratio.

•	Amend Section 6.11(c) to provide that the Senior Leverage Ratio shall not be greater than 4.75 to 1.00, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date.

•	Amend the Senior Leverage Ratio referred to in Section 2.20 to provide that Incremental Revolving Commitments and Incremental Term Loans may be incurred to the extent that the Senior Leverage Ratio is equal to or less than 4.75 to 1.00, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date, and include a 0.50% “MFN” with respect to any Incremental Term Loans incurred pursuant thereto.

•	Amend Section 6.07 in order to (i) increase the Senior Leverage Ratio referred to in Section 6.07(m)(ii) with respect to the making of Restricted Payments to 3.0 to 1.0 and (ii) permit the making of additional Restricted Payments in connection with the quarterly distribution of dividends in a maximum aggregate amount to be agreed.

•	Amend Section 4.02 to provide that the only conditions to the making of Revolving Loans in connection with the Acquisition Revolver Draw shall be limited to substantially the same conditions set forth in Exhibit C for the funding of the Credit Facilities.

•	Amend Section 6.04 to permit the consummation of the Acquisition. Amend the definition of Permitted Acquisition to specify that the Acquisition is a Permitted Acquisition.

•	Amend Section 6.08 to permit as a Restrictive Agreement the Term Loan Facility, the Senior Notes and the Free Cash Flow Bridge Facility.

•	Amendment to authorize the Administrative Agent to enter into any required intercreditor agreement with the administrative agent and/or trustee under the Term Loan Facility, the Free Cash Flow Bridge Facility and the Senior Notes.

•	Any other amendments to the Existing Credit Agreement as may be necessary to permit the Acquisition and the Senior Notes and any divestures of acquired assets as may be required by governmental authorities pursuant to the terms of the Purchase Agreement as in effect on the date hereof (the “Divested Acquired Assets”).

Annex C

Additional Amendments

Capitalized terms used but not defined in this Annex C shall have the meanings set forth in the Commitment Letter to which this Annex C is attached and in Exhibit A, Exhibit B or Exhibit C thereto, or in the Existing Credit Agreement, as applicable.

•	Extend the maturity date of the Revolving Commitments to the date that is 5 years after the Closing Date.

Exhibit A

Microchip Technology Incorporated

Senior Credit Facilities

Summary of Terms and Conditions

March 1, 20181

I. Parties

Borrower:	Microchip Technology Incorporated, a Delaware corporation (the “Borrower”).

Transactions:	As described in Annex A to the Commitment Letter.

Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. (“JMCB”, in such capacity, together with any additional financial institution appointed as joint lead arranger and bookrunner in connection with the Term Loan Facility pursuant to the Commitment Letter, collectively, the “Senior Credit Facilities Lead Arrangers”).

Administrative Agent:	JPMCB (in such capacity, the “Senior Credit Facilities Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB (collectively, the “Lenders”) identified by the Senior Credit Facilities Lead Arrangers in consultation with the Borrower.

II. Senior Credit Facilities

Type and Amount:

A term loan facility in an aggregate principal amount equal to $5,000 million (plus, at the Borrower’s option, an additional amount sufficient to fund any increase of OID or upfront fees from the exercise of “Market Flex” under Section 3 of the Arranger Fee Letter) (the “Term Loan Facility”; the loans thereunder, the “Term Loans”).

To the extent the Required Approvals under the Existing Credit Agreement are not obtained to give effect to the Backstopped Revolver Amendments, a revolving credit facility (the “Backstop Revolving Facility”, and together with the Term Loan Facility, the “Senior Credit Facilities”) in the amount of $3,122 million (the commitments thereunder, the “Revolving Commitments”; the loans thereunder, the “Revolving Credit Loans”, and together with the Revolving Loans, the “Loans”) having substantially the same terms as the Existing Credit Agreement after giving effect to the Backstopped Revolver Amendments. Up to the U.S. Dollar equivalent of an

[1]	Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), including the other exhibits and annexes thereto.

A-1

amount to be determined of the Backstop Revolving Facility (the “Foreign Currency Sublimit”) shall be made available by the applicable Lenders in U.S. Dollars, euros, Pounds Sterling and any other currency that is (x) a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Senior Credit Facilities Administrative Agent and each of the applicable Lenders (collectively, the “Agreed Currencies”).

Expansion Option:

The Credit Documentation (as defined below) will permit the Borrower (pursuant to procedures, terms and conditions substantially similar to the Existing Credit Agreement after giving effect to the Backstopped Revolver Amendments and set forth in the credit agreement with respect to the Senior Credit Facilities (the “Credit Agreement”)) to add one or more incremental term loan facilities under the Credit Documentation (each, an “Incremental Term Loan Facility”) and/or increase the commitments under the Backstop Revolving Facility (each such increase, a “Revolving Credit Facility Increase” and, together with the Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount of Incremental Credit Facilities such that, after giving effect to the incurrence of any such Incremental Facility, on a pro forma basis (but excluding the cash proceeds of such incurrence and assuming, in the case of any Revolving Credit Facility Increase, that the commitments in respect thereof are fully drawn) the Senior Leverage Ratio (to be defined substantially similar to the Existing Credit Agreement) would not exceed 4.75 to 1.00, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date.

If the applicable interest rate relating to any such Incremental Term Loan Facility incurred within 6 months after the Closing Date exceeds the applicable interest rate relating to the existing Term Loan Facility by more than 0.50% (the “MFN Margin”) the applicable interest rate relating to the existing Term Loan Facility shall be adjusted to be equal to the applicable interest rate relating to such Incremental Term Loan Facility minus the MFN Margin at such time; provided that in determining such applicable interest rates, OID or upfront fees (which shall be deemed to constitute a like amount of OID) paid by the Borrower to the lenders under such Incremental Term Loan Facility and the existing Term Loan Facility shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity).

2

Availability:

To the extent the Required Approvals under the Existing Credit Agreement are not obtained to give effect to the Backstopped Revolver Amendments, the Backstop Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on February 4, 2020 (the “Revolving Credit Termination Date”).

The Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Letters of Credit:	Substantially the same as the Existing Credit Agreement: A portion of the Backstop Revolving Facility not in excess of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB and other issuing banks to be agreed (in such capacity, each an “Issuing Lender”, and with each Issuing Lender having an equal portion of such $50,000,000 Letter of Credit subfacility) in Agreed Currencies (subject to the Foreign Currency Sublimit). No Letter of Credit shall have an expiration date after the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and any Letter of Credit with an expiration date after the Revolving Credit Termination Date shall be cash collateralized in amount equal to 105% of such Letter of Credit on or before the date 30 days prior to the Revolving Credit Termination Date.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Lenders under the Backstop Revolving Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the Backstop Revolving Facility not in excess of $25,000,000 may be available for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) in its discretion to the Borrower in U.S. dollars and in such other currencies acceptable to the Swing Line Lender. Any such Swing Line Loans will reduce availability under the Backstop Revolving Facility on a dollar-for-dollar basis. Each Lender under the Backstop Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

3

Maturity and Amortization:

The Backstop Revolving Facility shall mature on the Revolving Credit Termination Date.

The Term Loans will mature on the date that is 7 years after the Closing Date (the “Term Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the Term Loan Facility. The balance of the Term Loans will be repayable on the Term Maturity Date.

Guarantors:	Substantially the same as in the Existing Credit Agreement: The Borrower’s material direct and indirect domestic subsidiaries (the “Guarantors” and together with the Borrower, the “Loan Parties”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Senior Credit Facilities and all obligations of the Borrower and its subsidiaries under any interest rate protection and other hedging arrangements entered into with a Lender (or an affiliate of a Lender) (“Hedging Obligations”) and all obligations of the Borrower and its subsidiaries in respect of overdrafts and related liabilities owed to a Lender (or an affiliate of a Lender) (“Cash Management Obligations”) arising from treasury, depository or cash management services, including credit card and merchant card programs; provided that no such guaranty shall be required from a foreign subsidiary, any foreign subsidiary holding company or from any domestic subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code and subject to such other exceptions and materiality thresholds set forth in the Existing Credit Agreement.

Security:	Substantially the same as in the Existing Credit Agreement: All obligations of the Borrower under the Senior Credit Facilities, all Hedging Obligations and all Cash Management Obligations and all guarantees by the Guarantors will be secured by substantially all the assets of the Borrower and each other Guarantor (collectively, the “Collateral”), including but not limited to (a) a perfected first-priority pledge of all the capital stock held by the Borrower or any other Guarantor of each existing or subsequently acquired or organized subsidiary of the Borrower and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor, subject to exceptions and thresholds set forth in the Existing Credit Agreement and the security documents entered into in connection therewith.

4

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation substantially similar to relevant documentation under the Existing Credit Agreement.

Purpose:

In the event the Required Approvals are not obtained to give effect to the Backstopped Revolver Amendments, the proceeds of the Backstop Revolving Facility on the Closing Date will be applied to refinance amounts outstanding under the Existing Credit Agreement, refinance the Target’s indebtedness, pay in part the cash consideration for the Acquisition in amount of up to $3,000 million (the “Acquisition Revolver Draw”) and to pay Transaction Costs. After the Closing Date, the proceeds of the Backstop Revolving Facility shall be used for working capital purposes, permitted acquisitions, permitted dividends and stock redemptions and other general corporate purposes.

The proceeds of the loans under the Term Loan Facility will be used by the Borrower on the Closing Date, together with the Free Cash Flow Bridge Facility, the Senior Notes, the Equity Securities, the Acquisition Revolver Draw and cash on hand of the Borrower, to finance the Acquisition, to refinance indebtedness of the Target, to pay related fees and expenses and to refinance certain existing indebtedness of the Borrower and the Target.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions:

Term Loans may be prepaid and Revolving Commitments may be reduced by the Borrower in minimum amounts as provided in the Existing Credit Agreement.

Any (a) voluntary prepayment of the loans under the Term Loan Facility that is made on or prior to the date that is six months after the Closing Date with the proceeds from a Repricing Transaction (as defined below) and (b) amendment or other modification of the Credit Agreement on or prior to the date that is six months after the Closing Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a prepayment premium equal to 1.00% of (i) the aggregate principal amount of the loans under the Term Loan Facility so prepaid, in the case of a voluntary prepayment, and (ii) the aggregate principal amount of the loans under the Term Loan Facility affected by such amendment or modification, in the case of an

5

amendment or other modification of the Credit Agreement. “Repricing Transaction” means the prepayment or refinancing (other than in connection with a change of control) of all or a portion of the loans under the Term Loan Facility concurrently with the incurrence by the Borrower of any term loan financing, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto but excluding customary arrangement and commitment fees paid to arrangers thereof) than the interest rate margin applicable to such loans.

All voluntary prepayments under the Term Loan Facility shall be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower.

Mandatory Prepayments and Commitment Reductions:

Backstop Revolving Facility

Prior to the Closing Date, all Revolving Commitments of the Commitment Parties with respect to the Backstop Revolving Facility shall be automatically and permanently terminated at such time as the Required Approvals are obtained and the Amendment is effective.

After the Closing Date, Revolving Loans will be required to be prepaid as set forth in the Existing Credit Agreement: If the aggregate revolving credit exposure under the Backstop Revolving Facility exceeds the aggregate commitments thereunder and if such exposure in Agreed Currencies other than U.S. Dollars exceeds the Foreign Currency Sublimit, the Revolving Loans shall be prepaid to the extent of such excess; provided that if such excess is caused by fluctuations in foreign currency exchange rates, (i) no such prepayment will be required to the extent such exposure in Agreed Currencies other than U.S. Dollars is not more than 105% of the Foreign Currency Sublimit or to the extent the aggregate revolving credit exposure under the Backstop Revolving Facility is not more than 105% of the aggregate commitments thereunder and (ii) such excess will be calculated as of (a) the last business day of each calendar quarter, (b) any other business day at the Senior Credit Facilities Administrative Agent’s sole discretion during the continuation of an event of default and (c) each date of a borrowing request, interest election request and each request for the issuance, amendment, renewal or extension of any Letter of Credit.

6

Term Loan Facility

Prior to the Closing Date, the commitments of the Commitment Parties with respect to the Term Loan Facility shall be automatically and permanently reduced with 100% of the net cash proceeds received by the Borrower or its subsidiaries from (i) any sale or issuance of the Senior Notes by the Borrower and (ii) any Equity Securities issued by the Borrower (other than (w) issuances pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (x) issuances by the Borrower’s subsidiaries to the Borrower or its other subsidiaries, (y) director’s qualifying shares and/or other nominal amounts required to be held by the Borrower or its subsidiaries pursuant to applicable law) and (z) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (including the Acquisition), divestiture or joint venture arrangement).

After the Closing Date, Loans under the Term Loan Facility shall be prepaid with:

(a)   100% of the net cash proceeds of all non-ordinary course asset sales (including any sale of Divested Acquired Assets, whether consummated prior to or after the Closing Date, provided that the net cash proceeds of any such Divested Acquired Assets consummated prior to the Closing Date shall be applied to the prepayment of Term Loans within 5 business days after the Closing Date) or other dispositions of property by the Borrower and its restricted subsidiaries, subject to thresholds and reinvestment rights to be mutually agreed upon (with a reinvestment period equal to 12 months) and other exceptions to be mutually agreed upon;

(b)   100% of the net cash proceeds of issuances of indebtedness of the Borrower and its restricted subsidiaries (other than indebtedness permitted under the Credit Agreement, but including the Senior Notes);

(c)   50% of Excess Cash Flow (to be defined) for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date), provided that such percentage shall be reduced to 25% and 0% at levels of Total Leverage Ratio to be agreed; and

7

(d)   100% of the net cash proceeds of all Equity Securities issued by the Borrower after the Closing Date in connection with the Transactions (other than (w) issuances pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (x) issuances by the Borrower’s subsidiaries to the Borrower or its other subsidiaries, (y) director’s qualifying shares and/or other nominal amounts required to be held by the Borrower or its subsidiaries pursuant to applicable law and (z) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (including the Acquisition), divestiture or joint venture arrangement)) prior to the date that is this first anniversary of the Closing Date.

Prepayments from non-U.S. subsidiaries’ excess cash flow and asset sale and other disposition proceeds will be limited under the Senior Credit Facilities to the extent such prepayments would result in adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Notwithstanding the foregoing, the amount of each Lender under the Term Loan Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower.

The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Loan Facility as follows: (a) in direct order of maturity to the amortization repayments occurring in the eight quarters following the date of such prepayment and (b) pro rata to the remaining amortization payments.

8

IV. Certain Conditions

Initial Conditions:	The conditions to the availability of the borrowings under the Senior Credit Facilities on the Closing Date shall be limited to those set forth in Exhibit C, subject to the Limited Conditionality Provision.

On-Going Conditions:	The making of each extension of credit (other than the making of loans on the Closing Date) shall be subject to substantially the same conditions as those set forth in the Existing Credit Agreement: (a) the accuracy of all representations and warranties (which, in the case of any extension of credit under any Incremental Term Loan Facility in connection with any acquisition or investment permitted under the Credit Agreement, shall be limited to representations and warranties for such acquisition consistent with the Specified Representations and the Specified Purchase Agreement Representations) in the definitive financing documentation with respect to the Senior Credit Facilities (the “Senior Credit Documentation”) in all material respects (unless such representation is subject to an existing materiality qualifier) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (or, in the case of any extension of credit under any Incremental Term Loan Facility in connection with any acquisition or investment permitted under the Credit Agreement, no payment or bankruptcy event of default).

V. Certain Documentation Matters

The Senior Credit Documentation shall contain representations, warranties, covenants and events of default substantially the same as the Existing Credit Agreement (after giving effect to the Backstopped Revolver Amendments) (in each case subject to exceptions and qualifications consistent with the Existing Credit Agreement and such additional exceptions as may be necessary or reasonably requested by the Borrower in connection with the Acquisition), and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit A and (b) modifications to the Existing Credit Agreement to account for changes in law or accounting standards or to cure mistakes or defects.

To the extent the Required Approvals under the Existing Credit Agreement are not obtained to give effect to the Backstopped Revolver Amendments, the Backstop Revolving Facility shall be documented together with the Term Loan Facility as a single credit agreement and related loan documentation. To the extent the Required Approvals

9

under the Existing Credit Agreement is obtained to give effect to the Backstopped Revolver Amendments and the Additional Amendments are approved by the Existing Lenders and if so agreed by the required Existing Lenders to the extent required under the Existing Credit Agreement, the amended Existing Credit Agreement and the Term Loan Facility may also be documented in a single credit agreement (including by documenting the Term Loan Facility as an “Incremental Term Loan” or as separate tranche of term loans established pursuant to the terms of the Existing Credit Agreement, as amended), or as a separate credit agreement and related documentation, as agreed between the Senior Credit Facilities Lead Arranger and the Borrower.

The principles set forth in this paragraph are referred to as the “Senior Credit Documentation Principles”.

Representations and Warranties:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: Financial statements; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and pledge documents; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; anti-corruption laws; sanctions laws and regulations and EEA Financial Institution.

Affirmative Covenants:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: Delivery of financial statements, auditor’s reports, projections, officer’s certificates and other information requested by the Lenders; payment of other obligations; maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; use of proceeds; and guarantor and pledge requirements.

Financial Covenants:	Backstop Revolving Facility: The following financial covenants:

•  Total Leverage Ratio. The Borrower shall not permit its Total Leverage Ratio (defined as Consolidated Total Indebtedness to Consolidated EBITDA) to exceed 6.75:1.0 as of any fiscal quarter, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date.

10

• Interest Coverage Ratio. The Borrower shall not permit its Interest Coverage Ratio to be less than 3.50:1.0 as of the end of any fiscal quarter.

•  Senior Leverage Ratio. The Borrower shall not permit its Senior Leverage Ratio to be greater than 4.75:1.0 as of the end of any fiscal quarter, stepping down by 0.50 to 1.00 at each of the first and second anniversary of the Closing Date.

The financial covenant definitions will be substantially consistent with the Existing Credit Agreement.

Term Loan Facility: None.

Negative Covenants:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: restrictions on subsidiary indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; restrictive agreements; changes in lines of business; and sanctions laws and regulations.

Events of Default:

Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a 5-day grace period; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or any party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); cross-default with material indebtedness; bankruptcy events; certain ERISA events; material judgments; a change of control; and failure to maintain valid and perfected first priority security interest.

Notwithstanding anything to the contrary, no default or event of default in respect of the financial covenants shall be a default or event of default in respect of the Term Loan Facility unless all the Lenders under the Backstop Revolving Facility shall have terminated their Commitments as a result thereof and/or declared the Revolving Credit Loans and the other obligations outstanding under the Backstop Revolving Facility due and payable.

11

Voting:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: Amendments and waivers with respect to the Senior Credit Facilities Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Backstop Revolving Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity or amortization of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata provisions and (ii) releasing all or substantially all of the Collateral or the guarantors, provided that amendments and waivers with respect to the financial covenants (including any related definitions) shall require only the consent of Lenders under the Backstop Revolving Facility.

Assignments and Participations:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement as follows: The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing (and it being understood that the Borrower shall be deemed to have consented to any assignment if it does not object thereto within 5 business days), (b) the Senior Credit Facilities Administrative Agent (other than in an assignment of a Term Loan to another Lender, to an affiliate of a Lender or an approved fund) and (c) with respect to the Backstop Revolving Facility, the Issuing Bank. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be (i) $1,000,000 with respect to the Term Loan Facility and (ii) $1,000,000 with respect to the Backstop Revolving Facility, in each case unless otherwise agreed by the Borrower and the Senior Credit Facilities Administrative Agent.

12

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (but may not receive amounts in excess of those that the participating Lender would be entitled to receive). Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Credit Facilities only upon request.

Yield Protection/ Miscellaneous:	The Credit Documentation shall contain customary provisions substantially similar to the Existing Credit Agreement (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Subject to the Senior Credit Documentation Principles, substantially similar to the Existing Credit Agreement, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Senior Credit Facilities Administrative Agent and the Lead Arranger associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Senior Credit Facilities Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

13

The Senior Credit Facilities Administrative Agent, the Senior Credit Facilities Lead Arrangers and their affiliates and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of the indemnified party, (y) a material breach in bad faith by such indemnified party of its express obligations under the Senior Credit Facilities Documentation pursuant to a claim made by the Borrower) or (z) any dispute solely among indemnified persons (not arising as a result any act or omission of the Borrower or any of its subsidiaries).

Governing Law and Forum:	State of New York.

Counsel to the Senior Credit Facilities Administrative Agent and the Senior Credit Facilities Lead Arrangers:	Simpson Thacher & Bartlett LLP.

14

Annex A-I

Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Loans under the Senior Credit Facilities comprising each borrowing bear interest at a rate per annum equal to:

At the relevant Borrower’s option:

- ABR (for U.S. Dollar Loans) plus the Applicable Margin

- Adjusted LIBO Rate plus the Applicable Margin

provided, that all Swing Line Loans shall bear interest based upon the ABR or such other rate agreed to by the Senior Credit Facilities Administrative Agent.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect (the “Prime Rate”), (ii) the federal funds effective or overnight lending rate from time to time (but in no event less than zero) plus 0.5%, or (iii) one month Adjusted LIBO Rate on any day plus 1.0%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities and for any reserve or other cost imposed by any other applicable governmental authority, including without limitation the Bank of England and/or the Financial Services Authority or the European Central Bank or any successor.

“Applicable Margin” means, (a) with respect to loans under the Backstop Revolving Facility, means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A and (b) with respect to loans under the Term Loan Facility, 2.25% in the case of Eurocurrency Loans and 1.25% in the case of ABR Loans.

“LIBO Rate” the applicable LIBOR for deposits in the applicable agreed currency as reported by any generally recognized financial information service selected by the Senior Credit Facilities Administrative Agent for one, two, three or six month (as selected by the applicable Borrower) interest periods; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero.

15

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Original Issue Discount: Commitment Fees:

The Term Loan Facility shall be subject to an original discount of 0.50%.

The Borrower shall pay a commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused amount of the Backstop Revolving Facility, payable quarterly in arrears. For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Backstop Revolving Facility.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears. The Borrower shall also pay such fronting fees to applicable Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable by the Borrower and fronting fees in the amount agreed upon between applicable Issuing Lender and the Borrower shall be payable by the Borrower, in each case to applicable Issuing Lender for its own account.

Default Rate:	At any time when any payment event of default exists under the Senior Credit Facilities, any overdue principal amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate, or, in the case of any Loans denominated in Agreed Currencies other than U.S. Dollars, such other basis as determined by the Administrative Agent to be customary for the applicable permitted currency) for actual days elapsed.

16

Annex I-A

Pricing Grid

Pricing Level	Leverage Ratio	Commitment Fee	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Level I	< 0.75 to 1.00	0.20%	1.25%	0.25%
Level II	≥ 0.75 to 1.00 but < 1.50 to 1.00	0.25%	1.50%	0.50%
Level III	≥ 1.50 to 1.00 but < 2.00 to 1.00	0.30%	1.75%	0.75%
Level IV	≥ 2.00 to 1.00 but < 2.50 to 1.00	0.35%	2.00%	1.00%
Level V	≥ 2.50 to 1.00	0.40%	2.25%	1.25%

If at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates required under the Credit Documentation on or before the date such statements or certificates are due, Pricing Level V shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Pricing Level V shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first fiscal quarter ending after the Closing Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

17

Exhibit B

Microchip Technology Incorporated

Free Cash Flow Bridge Facility

Summary of Terms and Conditions

March 1, 20182

I. Parties

Borrower:	Microchip Technology Incorporated, a Delaware corporation (the “Borrower”).

Transactions:	As described in Annex A to the Commitment Letter.

Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMCB”, in such capacity, together with any additional institution appointed as joint lead arranger and bookrunner pursuant to the Commitment Letter (collectively, the “Bridge Lead Arrangers”).

Administrative Agent:	JPMCB (in such capacity, the “Bridge Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB (collectively, the “Bridge Lenders”) identified by the Bridge Lead Arrangers in consultation with the Borrower.

II. Facilities

Type and Amount:	A senior secured 364-day bridge loan facility (the “Free Cash Flow Bridge Facility”) under which the Bridge Lenders will make senior loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of $625 million.

Availability:	The full amount of the Free Cash Flow Bridge Facility must be drawn in a single drawing on the Closing Date concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Free Cash Flow Bridge Facility may not be reborrowed.

Maturity and Amortization:	The Bridge Loans will mature on the day that is 364 days after the Closing Date, and will not be subject to scheduled amortization prior to the final maturity thereof.

Ranking:	The Bridge Loans will rank pari passu with the Senior Credit Facilities.

Guarantors:	Same as the “Guarantors” under the Senior Credit Facilities.

[2]	Capitalized terms used herein but not otherwise defined have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”), including the other exhibits and annexes thereto.

Security:	Same as the “Collateral’ for the Senior Credit Facilities. To the extent funded, the relationship and intercreditor relationship with respect to the Collateral shall be governed by an intercreditor agreement to be entered into between the Senior Credit Facilities Administrative Agent and the Bridge Administrative Agent.

Purpose:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the Term Loan Facility, the Senior Notes, the Equity Securities, the Acquisition Revolver Draw and cash on hand of the Borrower, to finance the Acquisition, to pay related fees and expenses and to refinance certain existing indebtedness of the Borrower and the Target.

III. Certain Payment Provisions

Interest Rates:

The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (a) ABR plus 0.50% or (b) the Adjusted LIBO Rate plus 1.50%. Such margins will increase by (a) 0.25% 90 days after the Closing Date and each 90 days thereafter.

In no event shall the Adjusted LIBO Rate be less than zero or the ABR be less than the one-month Adjusted LIBO Rate plus 1.00% per annum.

The Borrower may select, in respect of Eurodollar loans, Interest Periods of one week or one, two, three or six months or such shorter or longer period as may be consented to by each Bridge Lender.

Interest will be payable in arrears (a) with respect to each ABR Loan, on the first business day of each calendar quarter during the term of such ABR Loan and (b) with respect to each Eurodollar Loan, on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a Eurodollar Loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

Default Rate:	At any time when any payment event of default exists under the Free Cash Flow Bridge Facility, any overdue principal amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Optional Prepayment and Commitment Reductions:	The Bridge Loans may be prepaid, and the commitments of the Commitment Parties with respect to the Free Cash Flow Bridge Facility may be permanently reduced, at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage costs, upon not less than three (3) business days’ prior written notice (which notice may be conditional), at the option of the Borrower.

VI. Certain Conditions

Conditions:	The conditions to the availability of the borrowings under the Free Cash Flow Bridge Facility on the Closing Date shall be limited to those set forth in Exhibit C, subject to the Limited Conditionality Provision.

VII. Certain Documentation Matters

The documentation for the Free Cash Flow Bridge Facility (the “Bridge Credit Documentation” and together with the Senior Credit Facilities Credit Documentation, the “Credit Documentation”) shall contain representations, warranties, covenants and events of default substantially the same as for the Backstop Revolving Facility, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit B, and (b) the interim nature of the Free Cash Flow Bridge Facility.

The principles set forth in this paragraph are referred to as the “Bridge Credit Documentation Principles”.

Representations and Warranties:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Financial Covenants:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Negative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Voting:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Assignments and Participation:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Yield Protection/ Miscellaneous:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Expenses and Indemnification:	Subject to the Bridge Documentation Principles, substantially the same as for the Backstop Revolving Facility.

Governing Law and Forum:	State of New York.

Counsel to Bridge Administrative Agent and Bridge Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Exhibit C

Summary of Additional Conditions Precedent

The availability of the Credit Facilities shall be subject to the satisfaction (or waiver) solely of the following conditions (subject in all respects to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibit A and Exhibit B thereto.

1. The Senior Credit Documentation, in the case of the Term Loan Facility and the Backstop Revolving Facility, shall have been executed and delivered by the Borrower and the other Loan Parties (consistent with the Senior Credit Documentation Principles). If the Borrower intends to utilize the Free Cash Flow Bridge Facility on the Closing Date, the Bridge Credit Documentation, in the case of the Free Cash Flow Bridge Facility, shall have been executed and delivered by the Borrower and the other Loan Parties (consistent with Bridge Credit Documentation Principles).

2. The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto) shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the execution copy of the Purchase Agreement (including all draft exhibits, schedules, annexes and other attachments thereto) provided to the Lead Arrangers on the date hereof (and as amended in compliance with the subsequent sentence) is reasonably satisfactory to the Lead Arrangers. The Acquisition shall be consummated in all material respects pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Credit Facilities, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Lead Arrangers or the Lenders without the prior written consent of the Lead Arrangers (which consent will not be unreasonably withheld, delayed or conditioned); provided that (i) a reduction in the purchase price under the Purchase Agreement shall be deemed not to be adverse to the interests of the Lenders and the Lead Arrangers so long as any such decrease in excess of 10% of the purchase price is allocated dollar-for-dollar to reduce the Term Loans (without prejudice to the other conditions set forth herein), (ii) any increase in the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is not funded with indebtedness and (iii) any purchase price adjustment expressly contemplated by the Purchase Agreement as in effect on the date hereof (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Purchase Agreement.

3. The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

4. The Commitment Parties shall have received (i) customary closing certificates and legal opinions and (ii) a certificate from the chief financial officer of the Borrower, in the form attached hereto as Annex I, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

5. Since December 31, 2017, there shall not have been or have occurred or there shall not exist any Company Material Adverse Effect (as defined in the Purchase Agreement, the “Company Material Adverse Effect”).

6. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the fiscal years ended October 2, 2016 and October 1, 2017 and for any subsequent fiscal year ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, and cash flows of the Target and its subsidiaries, for each fiscal quarter (that is not the last fiscal quarter of a fiscal year) subsequent to October 2, 2017 and ended at least 45 days before the Closing Date. The Commitment Parties acknowledge receipt of the financial statements referred to in clauses (a) and (b) through the fiscal year ended October 1, 2017 and the fiscal quarter ended December 31, 2017.

7. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if the end of such period is a fiscal year end of the Borrower or the Target) or at least 45 days prior to the Closing Date (if the end of such period is a fiscal quarter end for the Borrower or the Target but not on or about the date of a fiscal year end for either the Borrower or the Target, with such 45 day period to start with the date of the latest such quarter end), in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (which pro forma financial statements need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).

8. The Purchase Agreement Representations shall be true and correct on and as of the Closing Date (to the extent required by the Limited Conditionality Provision). The Specified Representations shall be true and correct in all material respects on and as of the Closing Date.

9. The Senior Credit Facilities Administrative Agent and the Bridge Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation or information is requested at least 10 days prior to the Closing Date.

10. All fees required to be paid by the Borrower on the Closing Date and all reasonable and documented out-of-pocket expenses due to the Commitment Parties and the Lenders, in each case pursuant to this Commitment Letter, to the extent invoiced at least 3 business days prior to the Closing Date, shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities.

11. Subject to the Limited Conditionality Provision, all actions necessary to establish that the Senior Credit Facilities Administrative Agent and the Bridge Administrative will have a perfected priority security interest (subject to liens permitted under the relevant Credit Facilities) in the Collateral under the Credit Facilities shall have been taken.

12. As a condition to the availability of the Credit Facilities, the Lead Arrangers (a) shall have received information required for a customary confidential information memoranda (excluding those portions of the confidential information memoranda that are customarily provided by the financing arrangers and limited, in the case of financial information, to the financial statements described in paragraphs 6 and 7 above) used for the syndication of the Credit Facilities (the “Marketing Information”) and (b) shall have been afforded a reasonable period of time to syndicate the Credit Facilities and to solicit the Required Approvals, which in no event shall be less than 20 consecutive business days from the date of delivery of the Marketing Information from the Borrower to the Lead Arrangers (the “Marketing Period”); provided that such period shall (i) end on or prior to August 17, 2018 or commence on or after September 4, 2018, (ii) end on or prior to November 21, 2018 or commence on or after November 27, 2018, and (iii) end on or prior to December 20, 2018 or commence on or after January 2, 2019. If the Borrower in good faith reasonably believes that it has delivered the Marketing Information, it may deliver to the Lead Arrangers a written notice to that effect, in which case the Marketing Information will be deemed to have been delivered on the date such notice is received by the Lead Arrangers, and the Marketing Period will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Marketing Information and, within two business days after the receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which elements of the Marketing Information have not been delivered).

Annex I to Exhibit C

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity and without personal liability, hereby certify on behalf of the Borrower as of the date hereof as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) the Borrower and its subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as they mature in the ordinary course of business and (iv) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

C-4